FIRST AMENDMENT TO THE DISTRIBUTION AGREEMENT

This First Amendment to the Distribution Agreement ("Amendment") is made and entered into this 31st day of January, 2006 by and between the GARDNER LEWIS INVESTMENT TRUST ("Trust"), a Massachusetts business trust, on behalf of THE CHESAPEAKE AGRRESSIVE GROWTH FUND ("Fund"), and CAPITAL INVESTMENT GROUP, INC. ("Distributor"), a North Carolina corporation.

WHEREAS, the Trust and the Distributor have previously entered into that certain Distribution Agreement dated 15th day of June, 1993 ("Agreement");

WHEREAS, the Trust and the Distributor wish to amend the Agreement to reflect the change of the Distributor's name from "Capital Investment Group of the Carolinas, Inc." to "Capital Investment Group, Inc." and the change of the Fund's name from "The Chesapeake Growth Fund" to "The Chesapeake Aggressive Growth Fund";

WHEREAS, the Trust and the Distributor wish to make explicit the confidentiality obligations that the parties have previously understood to be required by the Agreement;

NOW THEREFORE, the Trust and the Distributor do mutually promise and agree as follows:

1. All references in the Agreement to "Capital Investment Group of the Carolinas, Inc." refer to "Capital Investment Group, Inc." and all references in the Agreement to "The Chesapeake Growth Fund" refer to "The Chesapeake Aggressive Growth Fund."

2. The Distributor agrees, on behalf of itself and its officers, directors, agents, and employees, to treat as confidential all records and other information relating to the Trust and its prior, present, and future shareholders ("Confidential Information") and to not use or disclose the Confidential Information for any purpose other than in performance of its responsibilities and duties under the Agreement. Notwithstanding the forgoing, the Distributor may divulge the Confidential Information (i) with the prior written consent of the Trust; (ii) when the Distributor, in good faith, believes it may be exposed to civil or criminal contempt proceedings for failure to comply with court orders or when requested by duly constituted governmental authorities or the National Association of Securities Dealers (NASD) pursuant to their respective legal authority, upon prior written notice to the Trust, unless prohibited by the court order or governmental authority; (iii) to the Trust's investment adviser(s), administrator, transfer agent, custodian, outside legal counsel, or independent public accountants, in the ordinary course of business, to the extent necessary for those service providers to perform their respective services to the Trust; (iv) to the Trust, when requested by the Trust; or (v) when requested by a shareholder, but only with respect to Confidential Information that specifically relates to such shareholder and the shareholder's account. For purposes of this section, the following records and other information shall not be considered Confidential Information: any record or other information relating to the Trust and its prior, present, and future shareholders (a) which is or becomes publicly available through no negligent or unauthorized act or omission by the Distributor; (b) which is disseminated by the Trust in a public filing with the SEC or posted on the website of the Trust, the Fund, the Fund's investment adviser, or any of the Fund's other service providers for general public review; (c) which is lawfully obtained from third parties who are not under an obligation of confidentiality to the Trust or its prior, present, and future shareholders; or (d) previously known by the Distributor prior to the date of the Agreement.

3. Except as specifically set forth above, all other provisions of the Agreement shall remain in full force and effect.
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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

GARDNER LEWIS INVESTMENT TRUST


By:  /s/ Jack E. Brinson
     __________________________________
Name:    Jack E. Brinson
Title:   Independent Trustee

CAPITAL INVESTMENT GROUP, INC.


By:  /s/ Richard K. Bryant
     __________________________________
Name:    Richard K. Bryant
Title:   President